Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 11, 2013, with respect to the consolidated financial statements of Beatport, LLC and Subsidiaries included in the Registration Statement (Form S-1) and related Prospectus of SFX Entertainment, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
June 24, 2013